AMENDED AND RESTATED APPENDIX A

TO THE INVESTMENT ADVISORY AND ANCILLARY SERVICES AGREEMENT

BETWEEN FLEXSHARES TRUST AND NORTHERN TRUST INVESTMENTS, INC.,

DATED AUGUST 23, 2011

Intending to be legally bound, the undersigned hereby amend and restate Appendix A to the aforesaid Agreement to include the following investment portfolios as of December 15, 2011:

Name of Fund	Investment Advisory Fee
(expressed as a percentage of each Fund’s average daily net assets)
FlexSharesSM Morningstar US Market Factor Tilt Index Fund	0.27%
FlexSharesSM Morningstar Developed ex-US Markets Factor Tilt Index Fund
FlexSharesSM Morningstar Emerging Markets Factor Tilt Index Fund
FlexSharesSM Morningstar Global Upstream Natural Resources Index Fund	0.48%
FlexSharesSM iBoxx 3-Year Target Duration TIPS Index Fund	0.20%
FlexSharesSM iBoxx 5-Year Target Duration TIPS Index Fund	0.20%
FlexSharesSM iBoxx 7-Year Target Duration TIPS Index Fund	0.20%
FlexSharesSM Ready Access Variable Income Fund	0.25%

All signatures need not appear on the same copy of this Amended and Restated Appendix A.

FLEXSHARES TRUST

By:	/s/ Shundrawn A. Thomas
Title:	President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Peter K. Ewing
Title:	Senior Vice President